SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            Garden Ridge Corporation
               (Name of Registrant as Specified in its Charter)

     _____________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                            GARDEN RIDGE CORPORATION
                          19411 ATRIUM PLACE, SUITE 170
                              HOUSTON, TEXAS 77084

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 3, 1997

To the Stockholders of
Garden Ridge Corporation:

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Garden Ridge Corporation (the "Company") will be held at Texas Commerce Tower, 600 Travis, 25th Floor Conference Room, Houston, Texas 77002, at 9:00 a.m., Houston time, on Tuesday, June 3, 1997, for the following purposes:

           1. To elect eight persons to serve as directors on the Board of Directors until the 1998 annual meeting of stockholders and until their successors have been elected and have qualified.

           2. To amend Section 4 of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, as more fully set forth under "Proposal No. 2."

           3. To amend Section 4 of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Preferred Stock, as more fully set forth under "Proposal No. 3."

           4. To amend Section 9 of the Company's Restated Certificate of Incorporation to provide that such Restated Certificate of Incorporation may only be amended by the affirmative vote of at least 66 2/3% of the shares entitled to vote for the election of directors, as more fully set forth under "Proposal No. 4."

           5. To amend Section 5 of the Company's Restated Certificate of Incorporation to provide that directors may be removed only for cause and only by the affirmative vote of at least 66 2/3% of the shares entitled to vote for the election of directors, as more fully set forth under "Proposal No. 5."

           6. To amend Section 8 of the Company's Restated Certificate of Incorporation to provide that stockholders may make, amend or repeal By-laws only by the affirmative vote of at least 66 2/3% of the shares entitled to vote for the election of directors, as more fully set forth under "Proposal No. 6."

           7. To add a new Section 10 to the Company's Restated Certificate of Incorporation to provide that any action taken by the stockholders must be effected at a duly called annual or special meeting of such holders and not by written consent, as more fully set forth under "Proposal No. 7."

           8. To increase the number of shares of Common Stock available for grant under the Company's Amended and Restated 1994 Stock Option Plan by 100,000 shares, as more fully set forth under "Proposal No. 8."

           9. To amend the eligibility requirements for participation in the Employee Stock Purchase Plan as more fully set forth under "Proposal No. 9."

          10. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending January 25, 1998.

          11. To transact such other business as may properly come before the Annual Meeting, or any adjournment or adjournments thereof.

     Stockholders of record at the close of business on April 16, 1997 will be entitled to notice of and to vote at the Annual Meeting, or any adjournment or adjournments thereof. Stockholders are cordially invited to attend the Annual Meeting in person. Those who will not attend and who wish their shares voted are requested to sign, date and mail promptly the enclosed proxy for which a return envelope is provided.

                                         By Order of the Board of Directors
                                         /s/JANE L. ARBUTHNOT
                                         Jane L. Arbuthnot, SECRETARY

Houston, Texas
April 25, 1997

     WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY. IF YOU ATTEND THE ANNUAL MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

                            GARDEN RIDGE CORPORATION
                          19411 ATRIUM PLACE, SUITE 170
                              HOUSTON, TEXAS 77084

                            ------------------------

                                 PROXY STATEMENT

                            ------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Garden Ridge Corporation, a Delaware corporation ("Garden Ridge" or the "Company"), for use at the annual meeting of stockholders to be held on Tuesday, June 3, 1997, at Texas Commerce Tower, 600 Travis, 25th Floor Conference Room, Houston, Texas 77002, at 9:00 a.m., Houston time, or at any adjournment or adjournments thereof (such meeting or adjournment(s) thereof referred to as the "Annual Meeting"). Copies of the Proxy and Notice and Proxy Statement are being mailed to stockholders on or about April 25, 1997.

     In addition to solicitation by mail, solicitation of proxies may be made by personal interview, special letter, telephone or telecopy by the officers, directors and employees of the Company. Brokerage firms will be requested to forward proxy materials to beneficial owners of shares registered in their names and will be reimbursed for their expenses. In addition, the Company has retained the services of Corporate Investor Communications to assist in the solicitation of proxies either in person or by mail, telephone or telecopy, at an estimated cost of $2,000 plus expenses. The cost of solicitation of proxies will be paid by the Company.

     A proxy received by the Board of Directors of the Company may be revoked by the stockholder giving the proxy at any time before it is exercised. A stockholder may revoke a proxy by notification in writing to the Company at 19411 Atrium Place, Suite 170, Houston, Texas 77084, Attention: Corporate Secretary. A proxy may also be revoked by execution of a proxy bearing a later date or by attendance at the Annual Meeting and voting by ballot. A proxy in the form accompanying this Proxy Statement, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by management which does not withhold authority to vote or on which no specification has been indicated will be voted in favor of the proposals set forth in this Proxy Statement and for the nominees for the Board of Directors of the Company named in Proposal No. 1 of this Proxy Statement. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     At the date of this Proxy Statement, management of the Company does not know of any business to be presented at the Annual Meeting other than those matters which are set forth in the Notice accompanying this Proxy Statement. If any other business should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect to such business in accordance with the judgment of the persons named in the proxy.

             COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS THEREOF

     The Board of Directors has fixed the close of business on April 16, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At that date there were outstanding 17,832,819 shares of common stock, par value $0.01 per share ("Common Stock"), of the Company and the holders thereof will be entitled to one vote for each share of Common Stock held of record by them on that date for each proposal to be presented at the Annual Meeting.

     The following table sets forth information with respect to the shares of Common Stock (the only outstanding class of voting securities of the Company) owned of record and beneficially as of April 4, 1997, unless otherwise specified, by (i) all persons who own of record or are known by the Company to own beneficially more than 5% of the outstanding shares of such class of stock,
(ii) each director and named executive officer, and (iii) all directors and executive officers of the Company as a group:

                NAME                       NUMBER(1)     PERCENT
-------------------------------------     -----------    --------
Armand Shapiro.......................      927,020(2)      5.1%
Jack E. Lewis........................      166,810(3)      *
Jane L. Arbuthnot....................      111,255(4)      *
David S. Hensley.....................       84,002(5)      *
Phyllis Cohen Hink...................       91,600(6)      *
Dennis R. Dye........................       51,700(7)      *
Gary Ramsey..........................            0         *
Terry S. Boyce.......................        5,000(8)      *
Alyson Henning.......................        2,500(9)      *
Nolan Lehmann........................      483,942(10)     2.7%
Ira Neimark..........................        6,000(11)     *
Ronald Rashkow.......................      123,000(12)     *
Sam J. Susser........................        7,000(13)     *
H. Whitney Wagner....................      358,348(14)     2.0%
Teribe Limited
  c/o Craigmuir Chambers
  P. O. Box 71, Road Town
  Tortola
  British Virgin Islands.............    2,120,000(15)     11.9%
The Capital Group Companies, Inc.
Capital Research and Management
Company
  333 South Hope Street
  Los Angeles, California 90071......    1,645,000(16)      9.2%
J.P. Morgan & Co. Incorporated
  60 Wall Street
  New York, New York 10260...........    1,115,500(16)      6.3%
All directors and executive officers
  as a group (14 persons)............    2,418,177         13.1%

------------

   * Less than 1%

 (1) The persons listed have the sole power to vote and dispose of the shares except as otherwise indicated.

 (2) Includes 336,450 shares that may be acquired within the next 60 days upon the exercise of outstanding employee stock options and 19,196 shares that may be acquired within the next 60 days upon the exercise of an option.

 (3) Includes 67,050 shares that may be acquired within the next 60 days upon the exercise of outstanding employee stock options.

 (4) Includes 101,000 shares that may be acquired within the next 60 days upon the exercise of outstanding employee stock options.

 (5) Includes 20,000 shares that may be acquired within the next 60 days upon the exercise of outstanding employee stock options.

 (6) Includes 70,004 shares that may be acquired within the next 60 days upon the exercise of outstanding employee stock options and 1,600 shares owned by her spouse.

 (7) Includes 31,502 shares that may be acquired within the next 60 days upon the exercise of outstanding employee stock options.

 (8) Includes 5,000 shares that may be acquired within the next 60 days upon the exercise of outstanding director options.

 (9) Includes 2,500 shares that may be acquired within the next 60 days upon the exercise of outstanding director options.

                                             (NOTES CONTINUED ON FOLLOWING PAGE)

(10) Includes 474,942 shares held by Equus II Incorporated. Mr. Lehmann serves as President of Equus II Incorporated, and disclaims beneficial ownership of such shares. Also includes 5,000 shares that may be acquired within the next 60 days upon the exercise of outstanding director options.

(11) Includes 5,000 shares that may be acquired within the next 60 days upon the exercise of outstanding director options.

(12) Includes an aggregate 46,006 shares held by Mr. Rashkow's children as to which Mr. Rashkow maintains voting control, and 5,000 shares that may be acquired within the next 60 days upon the exercise of outstanding director options.

(13) Includes 5,000 shares that may be acquired within the next 60 days upon the exercise of outstanding director options.

(14) Includes 337,342 shares held directly by Three Cities Holdings Limited, 12,734 shares held directly by Three Cities Research, Inc. ("TCR"), and 1,616 shares held directly by Three Cities Partners 1990, as to all of which Mr. Wagner has disclaimed beneficial ownership.

(15) Based on information in Form 4 filed by Teribe Limited for February 1996.

(16) Based on information in Schedule 13G filed for the year ended December 31, 1996.

                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

GENERAL

     Eight directors are to be elected at the Annual Meeting. The Company recommends voting for the election of each of the nominees for director listed below. The persons named as proxy holders in the accompanying proxy intend to vote each properly signed and submitted proxy for the election as a director of each of the persons named as a nominee below under "Nominees for Director" unless authority to vote in the election of directors is withheld on such proxy. If, for any reason, at the time of the election one or more of the nominees should be unable to serve, the proxy will be voted for a substitute nominee or nominees selected by the Board of Directors. Directors are elected by a plurality of votes cast at the Annual Meeting.

     Unless otherwise specified, all properly executed proxies received by the Company will be voted for the election of the directors listed below to hold office until the 1998 annual meeting of stockholders and until each of their respective successors is elected and qualified.

     THE COMPANY RECOMMENDS VOTING "FOR" THE NOMINEES.

NOMINEES FOR DIRECTOR

     The following table sets forth the name, age and principal position of each nominee for director to hold office until the 1998 annual meeting of stockholders.

  NAME                    AGE                   POSITION
------------------------ ----  -------------------------------------------------
Armand Shapiro..........  55   Chief Executive Officer and Chairman of the Board
Terry S. Boyce..........  56   Director
Alyson Henning..........  42   Director
Nolan Lehmann...........  52   Director
Ira Neimark.............  75   Director
Ronald Rashkow..........  56   Director
Sam J. Susser...........  57   Director
H. Whitney Wagner.......  41   Director

     ARMAND SHAPIRO joined the Company in June 1990 as Chairman of the Board and Chief Executive Officer. For seven years prior to joining Garden Ridge, Mr. Shapiro was in executive management at ComputerCraft, Inc. ("ComputerCraft"), then a publicly traded retailer of computer products, most recently serving as President from 1986 to 1990. Mr. Shapiro was associated with a family-owned corporation, Modern Furniture Rentals, Inc. as Chief Operating Officer prior to joining ComputerCraft. Mr. Shapiro serves on the board of directors of Southgard Corp., which owns and operates convenience stores.

     TERRY S. BOYCE has been a director of the Company since 1992. Mr. Boyce has been the managing partner in the executive search firm of Boyce Partners, Inc. since November 1995. Mr. Boyce previously was a partner in the executive search firm of Ingram & Aydelotte, Inc., from January 1994 to November 1995. Mr. Boyce was the vice president of administration for the Rockefeller Group, Inc., from 1982 to 1990, and was president of Boyce & Associates, Inc., a management consulting firm, from 1991 to 1993.

     ALYSON HENNING has been a director of the Company since 1996. Ms. Henning has been the Chief Business Development Officer, Worldwide for Ammirati Puris Lintas, an international marketing firm, since January 1996. From 1985 to 1995, Ms. Henning held various management positions within Ammirati Puris Lintas.

     NOLAN LEHMANN has been a director of the Company since 1992. Mr. Lehmann has served as President and a director of Equus Capital Management Corporation, located in Houston, Texas, since 1983, and is also President and a director of both Equus Capital Corporation and Equus II Incorporated, which is a business development company listed on the American Stock Exchange. Mr. Lehmann serves on the board of directors of Drypers Corporation, Allied Waste Industries, Inc., American Residential Services, Inc. and Brazos Sportswear, Inc. Mr. Lehmann is a certified public accountant.

     IRA NEIMARK has been a director of the Company since 1996. Mr. Neimark has served as a retail consultant since 1992. From 1975 to 1992, Mr. Neimark held various management positions with Bergdorf Goodman, most recently as Chairman of the Board and Chief Executive Officer. Mr. Neimark serves on the board of directors of Hermes Paris and 2 Connect.

     RONALD RASHKOW has been a director of Garden Ridge since 1994. Mr. Rashkow was a founding partner, and has served as principal, of Chapman Partners L.L.C., an investment banking firm, since 1995. Mr. Rashkow was the founder and, until April 1996, the Chairman of the Board of Handy Andy Home Improvement Centers, Inc. ("Handy Andy"), a retail hardware and building materials company. Mr. Rashkow served as Chief Executive Officer of Handy Andy from 1988 to February 1995. In October 1995, an involuntary petition of bankruptcy under Chapter 11 was filed against Handy Andy by several creditors. Handy Andy has received court approval for a plan of liquidation under Chapter 11. From 1989 to 1993, Mr. Rashkow was a director, vice president and consultant to Spirit Holdings Company, Inc. and its two operating subsidiaries, Central Hardware Company, Inc. and Witte Hardware Corporation, each a retailer and wholesaler of hardware and building materials. Spirit Holdings Company, Inc., Central Hardware Company, Inc. and Witte Hardware Corporation filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in March 1993 and emerged from bankruptcy in February 1994. Mr. Rashkow also serves as a director of Family Bargain Corporation.

     SAM J. SUSSER has been a director of the Company since 1992. Mr. Susser serves as Chairman of the Board and served as Chief Executive Officer of Southgard Corp. from 1988 to 1990. Mr. Susser also has served as Chairman and Chief Executive Officer of Susser Petroleum Company since 1989. From 1987 to 1992, Mr. Susser served as Chairman and Chief Executive Officer of Shaper Partners, an investment partnership.

     H. WHITNEY WAGNER has been a director of the Company since 1992. Mr. Wagner has served as a Managing Director of TCR, a private investment advisory firm, since 1989. He joined TCR in 1983 and was elected a Vice President in 1986. Mr. Wagner serves on the board of directors of MLX Corp. and Family Bargain Corporation.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors met six times in fiscal 1997. The Board of Directors has established Compensation and Audit Committees. The Compensation Committee, which met twice in fiscal 1997, is composed of Messrs. Boyce, Susser and Wagner and is responsible for establishing salaries, bonuses, stock options and other compensation for the Company's executive officers. The Audit Committee, which met twice in fiscal 1997, is composed of Messrs. Lehmann, Susser and Wagner and is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring the Company's financial policies and control procedures and overseeing the Company's investment funds policy. All directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees on which they served in fiscal 1997.

DIRECTOR COMPENSATION

     Independent directors of the Company receive $10,000 per year and $500 per meeting of the Board of Directors attended. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors and committees thereof. Pursuant to the 1996 Non-Employee Director Stock Option Plan, all non-employee directors receive annually an automatic grant of a stock option to purchase 5,000 shares at an exercise price equal to the fair market value of the Common Stock on the date of grant. All directors receive such compensation except for Messrs. Wagner and Shapiro. The Compensation Committee annually approves the number of shares granted to directors.

EXECUTIVE OFFICERS

     The following table sets forth the names, ages and positions of the persons who are not directors and who are executive officers of the Company:

         NAME            AGE                         POSITION
----------------------   ---    ------------------------------------------------
Jack E. Lewis.........   54     President and Chief Operating Officer
Gary Ramsey...........   54     Executive Vice President -- Stores
Jane L. Arbuthnot.....   37     Chief Financial Officer and Secretary
David S. Hensley......   44     Vice President -- General Merchandise Manager
Dennis R. Dye.........   47     Vice President -- Chief Information Officer
Phyllis Cohen Hink....   54     Vice President -- Human Resources and Operations

     JACK E. LEWIS joined the Company in June 1990 as Executive Vice President and was promoted to President and Chief Operating Officer in 1992. From 1989 to 1990 he served as Executive Vice President -- Marketing and Sales at ComputerCraft. From 1968 to 1989 Mr. Lewis held various management positions with Sears Roebuck and Company, including manager of National Advertising and Sales Promotion.

     GARY RAMSEY joined the Company in 1996 as Executive Vice
President -- Stores. From 1995 to 1996, Mr. Ramsey was a retail consultant, and from 1993 to 1995, he was the Senior Vice President -- General Merchandise Manager of Montgomery Wards. From 1964 to 1993, Mr. Ramsey held various management positions with Sears Roebuck and Company, including Chief Executive Officer of Sears Business Centers.

     JANE L. ARBUTHNOT joined Garden Ridge in July 1990 as Vice
President -- Controller and Assistant Secretary, was promoted to Chief Financial Officer in 1991 and elected as Secretary in 1992. From 1983 to 1990, Ms. Arbuthnot held various management positions at ComputerCraft, most recently as Vice President -- Controller. Prior to joining ComputerCraft, she was employed by Arthur Andersen & Co. SC. Ms. Arbuthnot is a certified public accountant.

     DAVID S. HENSLEY joined the Company in June 1990 as Vice
President -- General Merchandise Manager. From 1982 to 1990 Mr. Hensley served as a Product Marketing Director for ComputerCraft, and prior to 1982 he served as a senior buyer for Foley's Department Stores.

     DENNIS R. DYE joined Garden Ridge in July 1994 as Vice President -- Chief Information Officer. Prior to joining Garden Ridge, he held the position of Manager of Customer Information Systems with Compaq Computer Corporation from 1989 to 1994.

     PHYLLIS COHEN HINK joined Garden Ridge in October 1990 as Vice
President -- Operations and assumed responsibility as well for Human Resources in 1993. From 1978 to 1990, Ms. Hink served as Vice President of both Operations and Human Resources for ComputerCraft.

COMPENSATION COMMITTEE REPORT1

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors. The Committee is responsible for establishing and administering the compensation

------------

1 Notwithstanding filings by the Company with the Securities and Exchange
  Commission ("SEC") that have incorporated or may incorporate by reference other SEC filings (including this proxy statement) in their entirety, this Compensation Committee Report shall not be incorporated by reference into such filings and shall not be deemed to be "filed" with the SEC except as specifically provided otherwise.

policies applicable to the Company's executive officers. All decisions by the Committee are subject to review and approval of the full Board of Directors.

     The Company's executive compensation philosophy and specific compensation plans tie a significant portion of executive compensation to the Company's success in meeting specific profit, growth and performance goals.

     The Company's compensation objectives include attracting and retaining the best possible executive talent, motivating executive officers to achieve the Company's performance objectives, rewarding individual performance and contributions, and linking executives' and stockholders' interests through equity based plans.

     The Company's executive compensation consists of three key components: base salary, annual incentive compensation and stock options, each of which is intended to complement the others and, taken together, to satisfy the Company's compensation objectives. The Compensation Committee's policies with respect to each of the three components are discussed below.

     BASE SALARY. In the early part of each fiscal year, the Compensation Committee reviews the base salary of the Chief Executive Officer ("CEO") and the recommendations of the CEO with regard to the base salary of all other executive officers of the Company and approves, with any modifications it deems appropriate, annual base salaries for each of the executive officers. Recommended base salaries of the executive officers, other than the CEO, are based on an evaluation of the individual performance of the executive officer, including satisfaction of annual objectives. Recommended base salaries of the executive officers are also in part based upon an evaluation of the salaries of those persons holding comparable positions at comparable companies. The recommended base salary of the CEO is based on achievement of the Company's annual goals relating to financial objectives, including earnings growth and return on capital employed, and an evaluation of individual performance.

     ANNUAL INCENTIVE COMPENSATION. The Company's executive officers are entitled to participate in a discretionary incentive bonus plan which provides for the payment of annual bonuses to be paid in cash, stock, or a combination thereof, based on the relative success of the Company in attaining certain financial objectives and certain subjective factors as established from time to time by the Committee and/or the Board of Directors. The Committee will consider aggregate incentive cash and stock bonus payments to the executive officers, as a group, of up to 50% of aggregate annual executive base salaries, and will consider bonus payments to be paid in stock in excess of 50% of aggregate annual executive base salaries. The Committee awarded no cash bonuses to the named executive officers for fiscal 1997, but stock options aggregating 50,000 shares were awarded to executive officers on March 25, 1997 at an exercise price of $10.00 per share, which was $1.00 per share above the then current market price, as part of the fiscal 1997 bonus program.

     STOCK OPTIONS. The primary objective of the stock option program is to link the interests of the Company's executive officers and other selected employees to the stockholders through the grant of significant annual grants of stock options. The aggregate number of options recommended by the Committee is based on practices of the same comparable companies utilized for determining base salary, while actual grants of stock options reflect each individual's expected long-term contribution to the success of the Company. The Committee made grants of 13,500 stock options to the named executive officers in fiscal 1997.

     Compensation Committee:  Terry S. Boyce, Sam J. Susser and H. Whitney
Wagner.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee of the Board of Directors of the Company was, during fiscal 1997, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries.

     H. Whitney Wagner, a member of the Compensation Committee of the Company's Board of Directors, is a Managing Director of TCR. The Company has entered into an Advisory Agreement with TCR pursuant to which the Company has agreed to pay TCR a fee of $50,000 per annum for advisory services and to reimburse TCR for out-of-pocket expenses approved in advance by the Company, for a five-year period ending on July 16, 2001.

     Sam J. Susser, a member of the Compensation Committee of the Company's Board of Directors, is chairman of the board of directors of Southgard Corp. Armand Shapiro, Chairman and Chief Executive Officer of the Company, serves on the Board and Compensation Committee of Southgard Corp.

     Except as set forth above, during fiscal 1997, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

COMPENSATION TABLES

     The following table sets forth compensation information for the chief executive officer and the four most highly compensated executive officers of the Company during the Company's fiscal years 1997, 1996 and 1995, for services rendered during such years to the Company or any of its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                           ANNUAL             COMPENSATION
                                                        COMPENSATION       ------------------
                                           FISCAL    ------------------        SECURITIES
NAME AND PRINCIPAL POSITION                 YEAR     SALARY      BONUS     UNDERLYING OPTIONS
----------------------------------------   ------    -------    -------    ------------------
                                                       ($)        ($)             (#)
Armand Shapiro..........................     1997    350,000      --              4,950
  Chairman of the Board and                  1996    339,583    132,000         --
  Chief Executive Officer                    1995    321,022    139,590         135,000
Jack E. Lewis...........................     1997    223,750      --              4,050
  President and                              1996    211,667    108,000         --
  Chief Operating Officer                    1995    195,833    109,980          49,500
Jane L. Arbuthnot.......................     1997    116,500      --              1,500
  Chief Financial Officer                    1996    109,500     40,000         --
  and Secretary                              1995     94,117     48,645          13,500
David S. Hensley........................     1997    113,750      --              1,500
  Vice President -- General                  1996    107,500     40,000         --
  Merchandise Manager                        1995     92,043     48,645          13,500
Dennis R. Dye...........................     1997    102,250      --              1,500
  Vice President -- Chief                    1996     95,083     40,000         --
  Information Officer...................     1995     49,232     27,495          67,500

     The following table presents information regarding options granted to each of the named executive officers in fiscal 1997.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                         PERCENTAGE
                                         NUMBER OF        OF TOTAL                                       POTENTIAL REALIZABLE
                                         SECURITIES        OPTIONS                                         VALUE AT ASSUMED
                                         UNDERLYING      GRANTED TO         EXERCISE                     ANNUAL RATE OF STOCK
                                          OPTIONS       EMPLOYEES IN         PRICE          EXPIRATION    PRICE APPRECIATION
                NAME                      GRANTED        FISCAL YEAR      (PER SHARE)          DATE         FOR OPTION TERM
-------------------------------------    ----------     -------------     ------------     ------------  ---------------------
                                            (#)              (%)              ($)                          (5%)       (10%)
Armand Shapiro.......................       4,950            3.0              18.75          04/2004     $  43,751  $  105,577
Jack E. Lewis........................       4,050            2.0              18.75          04/2004        36,257      86,810
Jane L. Arbuthnot....................       1,500            0.1              18.75          04/2004        13,428      32,163
David S. Hensley.....................       1,500            0.1              18.75          04/2004        13,428      32,163
Dennis R. Dye........................       1,500            0.1              18.75          04/2004        13,428      32,163

     The following table presents information regarding options exercised in fiscal 1997 and the value of options outstanding at January 26, 1997 for each of the named executive officers:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                              FY-END OPTION VALUES

                                                                         NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                          SHARES                      OPTIONS AT FISCAL YEAR END          FISCAL YEAR END(1)
                                         ACQUIRED        VALUE       ----------------------------    ----------------------------
                NAME                    ON EXERCISE     REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------------   -----------    ----------    -----------    -------------    -----------    -------------
Armand Shapiro.......................      --              --          319,950           --          $ 2,756,250        --
Jack E. Lewis........................     157,500      $1,378,125       53,550           --              433,125        --
Jane L. Arbuthnot....................       9,000          78,750       96,000           --              826,875        --
David S. Hensley.....................      --              --           15,000           --              118,125        --
Dennis R. Dye........................      19,998         174,983       26,502            22,500         112,509      $ 196,875

------------

(1) Value is based upon a fair market value of $8.75 per share at fiscal 1997 year end.

PERFORMANCE GRAPH

     The following performance graph provided by Zacks Investment Research, Inc. compares the performance of the Company's Common Stock to the S&P 500 Index and the S&P Retail Stores -- Specialty Index since May 9, 1995, the first day of public trading of the Company's Common Stock.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                           5/95           1/96           1/97
Garden Ridge Corporation                  100.00         220.00         115.00
S&P 500 Index                             100.00         125.93         159.10
S&P Retail Stores-Speciality Index        100.00         100.30         109.98

EMPLOYMENT CONTRACTS

     Armand Shapiro serves as Chairman of the Board and Chief Executive Officer of the Company pursuant to an Employment Agreement dated July 16, 1992. The agreement, as amended, provides for a term extending through July 15, 1997. Mr. Shapiro is entitled to an annual minimum base salary of $325,000, which is to be increased each year during the term of the agreement by a percentage not less than the percentage increase in the consumer price index. Mr. Shapiro is also entitled to participate in a discretionary incentive bonus plan as determined by the Board of Directors. The Company maintains key man life insurance of $5.0 million on Mr. Shapiro for the benefit of the Company. The Company may terminate the agreement upon various actions by Mr. Shapiro, including any material violation of covenants not to compete and material and willful violations of any lawful direction of the board of directors. Mr. Shapiro may terminate his employment at any time and receive no additional compensation. Mr. Shapiro's employment agreement contains certain non-competition provisions which generally restrict his ability to compete with the Company for a period of two years following the termination of his employment agreement.

                               PROPOSED AMENDMENTS
                  TO THE RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors has voted unanimously to authorize amendments to the Restated Certificate of Incorporation and to recommend such proposed amendments to the stockholders for approval. The proposed amendments are: (i) to increase the number of authorized shares of Common Stock (Proposal No. 2); (ii) to increase the number of authorized shares of Preferred Stock (Proposal No. 3);
(iii) to provide for a super-majority vote of stockholders to amend the Restated Certificate of Incorporation (Proposal No. 4); (iv) to provide that directors may be removed only for cause and only by a super-majority vote (Proposal No.
5); (v) to provide that the stockholders may amend the Bylaws only by a super-majority vote (Proposal No. 6); and (vi) to provide that stockholder action must be effected at a duly called annual or special meeting (Proposal No.
7).

     The Board of Directors believes that companies can be and are acquired, and changes in control of companies can and do occur, at prices below realistically achievable levels when boards do not have measures in place to require a potential acquiror to negotiate or pay the highest price. While it is possible for such measures to be misused to resist reasonable takeover actions contrary to a board's fiduciary obligations, the board is aware of, and committed to, its fiduciary obligations. These proposals are not in response to any efforts of which the Company is aware to accumulate the Company's stock or to obtain control of the Company.

     Approval of each of the proposed amendments requires the affirmative vote of a majority of the outstanding shares of the Common Stock entitled to vote in person or by proxy at the Annual Meeting.

     THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED AMENDMENTS ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS VOTING "FOR" APPROVAL OF EACH OF THE PROPOSED AMENDMENTS.

                   PROPOSAL NO. 2 -- AMENDMENT TO SECTION 4 OF
            THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY
           INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors of the Company has approved an amendment to Section 4 of the Restated Certificate of Incorporation authorizing an increase in the number of authorized shares of Common Stock, and has directed that such amendment be submitted to the stockholders for approval. If Proposal No. 2 is approved by a majority of the outstanding shares of Common Stock, the first provisions of Section 4 of the Restated Certificate of Incorporation shall be amended to read as follows:

        4. SHARES. The total number of shares of stock which the Corporation shall have authority to issue is Forty-Two Million Five Hundred Thousand (42,500,000) consisting of (a) Forty Million (40,000,000) shares of Common Stock, par value $.01 per share (the "Stock"),

     Under Section 4 of the Restated Certificate of Incorporation, the Company is currently authorized to issue Twenty-Two Million (22,000,000) shares of capital stock consisting of: (i) Twenty Million (20,000,000) shares of Common Stock, (ii) One Million (1,000,000) shares of 8% Cumulative Preferred Stock, par value $.01 per share (the "8% Cumulative Preferred Stock"), and (iii) One Million (1,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). Section 4 of the Restated Certificate of Incorporation specifies the rights, preferences and designations applicable to the 8% Cumulative Preferred Stock. Furthermore, Section 4 of the Restated Certificate of Incorporation grants the Board of Directors full discretion to issue shares of Common Stock, and to issue and determine the rights, preferences and designations applicable to shares of Preferred Stock provided that there are no shares of 8% Cumulative Preferred Stock outstanding.

     If approved by the stockholders, Proposal No. 2 will increase the number of authorized shares of Common Stock to Forty Million (40,000,000). The Board of Directors will continue to have full discretion to issue shares of Common Stock.

     As of April 16, 1997, there were 17,832,819 shares of Common Stock outstanding, 97,945 shares of Common Stock reserved for issuance under the Company's Stock Purchase Plan and 980,170 shares of Common Stock reserved for issuance upon exercise of options granted under the Company's stock option plans, leaving only 1,089,066 shares of Common Stock authorized and available for issuance. An additional 100,000 shares will be reserved for issuance under the Amended and Restated 1994 Stock Option Plan if Proposal No. 8 is approved, and the Company will be required to reserve additional shares of Common Stock in the future for issuance in connection with its Stock Purchase Plan and stock option plans.

     Management believes that it is important for the Company to have a sufficient reserve of shares of Common Stock available for the future needs of the Company. Increasing the number of authorized shares of Common Stock will make such shares available for various corporate purposes, including any future issuances of Common Stock in public or private financings, payment of stock dividends, or upon subdivision of outstanding shares through stock splits, or upon conversion or exercise of any convertible securities, options, warrants or rights which may hereafter be issued for any desirable corporate purpose. Having such additional authorized shares of Common Stock available for issuance in the future will give the Company greater flexibility and will allow such shares to be issued without the expense and delay of a special stockholders meeting. The additional shares of Common Stock will be available for issuance without further action by the stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may then be listed. Other than its current Stock Purchase Plan and stock option plans, the Company does not have any plans, agreements, understandings or arrangements that could or will result in the issuance of any Common Stock.

     Stockholders should note that certain disadvantages may result from the authorization of additional shares of capital stock pursuant to this Proposal No. 2. For example, the issuance of a significant amount of additional authorized shares of Common Stock will likely result in significant dilution of the beneficial ownership interests and/or voting power of the stockholders. Once authorized in the Restated Certificate of Incorporation, shares of Common Stock generally may be issued by the Board of Directors without further authorization from the stockholders. Such additional shares may be issued for cash, property, services or cancellation of indebtedness, or any combination thereof, and at such price or prices and on such terms as the Board of Directors deems reasonable under the circumstances. Holders of the Company's capital stock have no preemptive rights with respect to the issuance of additional shares of capital stock.

     Although the Company is not presently aware of any proposed tender offer or other takeover attempt, stockholders should be aware that the Board of Directors could utilize the increased number of authorized shares defensively against an actual or potential takeover threat. For example, the Board of Directors will have full discretion, subject to its fiduciary duties, to issue shares of newly authorized capital stock in (i) a private placement transaction which could have the effect of diluting the stock ownership of a person seeking to obtain control of the Company, or (ii) in conjunction with a stockholder's rights plan (so-called "poison-pill"), in each such case without further approval of the stockholders.

     THE COMPANY RECOMMENDS VOTING "FOR" PROPOSAL NO. 2.

                  PROPOSAL NO. 3 -- AMENDMENT TO SECTION 4 OF
            THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY
         INCREASING THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK

     The Board of Directors of the Company has approved an amendment to Section 4 of the Restated Certificate of Incorporation authorizing an increase in the number of authorized shares of Preferred Stock, and has directed that such an amendment be submitted to the stockholders for approval. If Proposal No. 3 is approved by a majority of the outstanding shares of Common Stock, the remainder of Section 4 of Restated Certificate of Incorporation shall be amended to read as follows:

        and (b) Two Million Five Hundred Thousand (2,500,000) Shares of Preferred Stock par value $.01 per share (the "Preferred
        Stock").

             4.1 The Board of Directors is authorized at any time, and from time to time, to divide the Preferred Stock into series, to fix and determine separately for each series any or all of the relative rights and preferences, to issues shares of any series then or previously designated, fixed and determined, and to increase or decrease the number of shares within any series. The relative rights and preferences of shares of Preferred Stock may vary between series in any and all respects. Without limiting the foregoing, each series may vary from any other series with respect to the following relative rights and preferences:

             (1) the rate of dividend payable with respect to the shares of any series and the dates, terms and other conditions on which such dividends shall be payable;

             (2) the nature of the dividend payable with respect to shares of any series as cumulative, non-cumulative or personally cumulative;

             (3) the price at and the terms and conditions in which shares may be redeemed;

             (4) the amount payable upon shares in the event of involuntary liquidation;

             (5) the amount payable upon shares in the event of voluntary liquidation;

             (6) sinking fund provisions (if any) for the redemption or purchase of shares;

             (7) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion;

             (8) voting rights (including with a number of votes per share, the matters on which the shares can vote, and the contingencies which make the voting rights effective); and

             (9) repurchase obligations of the corporation with respect to the shares of any series.

     As set forth under Proposal No. 2, the Company is currently authorized to issue One Million (1,000,000) shares of 8% Cumulative Preferred Stock and One Million (1,000,000) shares of Preferred Stock. The Board of Directors has full discretion to issue and determine the rights, preferences and designations applicable to shares of Preferred Stock; provided that there are no shares of 8% Cumulative Preferred Stock outstanding. The 8% Cumulative Preferred Stock was redeemed in 1995, and as of April 16, 1997, there were no shares of 8% Cumulative Preferred Stock or Preferred Stock outstanding.

     If approved by the stockholders, Proposal No. 3 will (i) increase the number of authorized shares of Preferred Stock to Two Million Five Hundred Thousand (2,500,000), and (ii) eliminate references to the 8% Cumulative Preferred Stock. The Board of Directors will continue to have full discretion to issue and determine the rights, preferences and designations applicable to the additional shares of Preferred Stock. If Proposal No. 3 is not approved by stockholders, but Proposal No. 2 is so approved, the total number of shares of stock which the Company shall have authority to issue shall be Forty-Two Million (42,000,000) consisting of (a) Forty Million (40,000,000) shares of Common Stock, (b) One Million (1,000,000) shares of 8% Cumulative Preferred Stock, and
(c) One Million (1,000,000) shares of Preferred Stock.

     Management believes that it is important for the Company to have a sufficient reserve of shares of Preferred Stock available for the future needs of the Company. Increasing the number of authorized shares of Preferred Stock will make such shares available for various corporate purposes, including any future issuances of Preferred Stock in public or private financings or any other desirable corporate purposes. Having such additional authorized shares of Preferred Stock available for issuance in the future will give the Company greater flexibility and will allow such shares to be issued without the expense and delay of a special stockholders meeting. The additional shares of Preferred Stock will be available for issuance without further action by the stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may then be listed. The Company does not have any plans, agreements, understandings or arrangements that could or will result in the issuance of any Preferred Stock.

     Stockholders should note that certain disadvantages may result from the authorization of additional shares of capital stock pursuant to this Proposal No. 3. For example, the issuance of a significant amount of additional authorized shares of Preferred Stock may result in significant dilution of the beneficial ownership interests and/or voting power of the stockholders. Once authorized in the Restated Certificate of Incorporation, shares of Preferred Stock generally may be issued by the Board of Directors without further authorization from the stockholders. Such additional shares may be issued for cash, property, services or cancellation of indebtedness, or any combination thereof, and at such price or prices and on such terms as the Board of Directors deems reasonable under the circumstances. Holders of the Company's capital stock have no preemptive rights with respect to the issuance of additional shares of capital stock.

     Although the Company is not presently aware of any proposed tender offer or other takeover attempt, stockholders should be aware that the Board of Directors could utilize the increased number of authorized shares defensively against an actual or potential takeover threat. For example, the Board of Directors will have full discretion, subject to its fiduciary duties, to issues shares of newly authorized capital stock in (i) a private placement transaction which could have the effect of diluting the stock ownership of a person seeking to obtain control of the Company, or (ii) in conjunction with a stockholder's right plan (so-called "poison-pill"), in each such case without further approval of the stockholders.

     THE COMPANY RECOMMENDS VOTING "FOR" PROPOSAL NO. 3.

                  PROPOSAL NO. 4 -- AMENDMENT TO SECTION 9 OF
            THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY

     The Board of Directors of the Company has approved an amendment to Section 9 of the Restated Certificate of Incorporation providing that the Restated Certificate of Incorporation may only be amended by the affirmative vote of at least 66 2/3% of the shares entitled to vote in the election of directors, and has directed that such amendment be submitted to the stockholders for approval. If Proposal No. 4 is approved by a majority of the outstanding shares of Common Stock, Section 9 of the Restated Certificate of Incorporation shall be amended to read as follows:

        9. AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION. The Restated Certificate of Incorporation may be (and may only be) amended by the affirmative vote of at least 66 2/3% of the issued and outstanding shares of stock of the Corporation entitled to vote in the election of Directors of the Corporation.

     Section 9 of the Restated Certificate of Incorporation currently provides that the Restated Certificate of Incorporation may be amended by a majority of shares of stock of the Company entitled to vote in the election of directors. If Proposal No. 4 is approved by the stockholders, Section 9 of the Restated Certificate of Incorporation will be amended to provide that the Restated Certificate of Incorporation may be amended by the affirmative vote of at least 66 2/3% of the shares entitled to vote in the election of directors.

     Proposal No. 4 is designed to limit stockholders' ability to change the provisions of the Restated Certificate of Incorporation without broad support from the Company's other voting stockholders. The Board of Directors believes that such an amendment will provide a degree of stability and continuity and that it is in the best interests of the Company. However, the increase in the stockholder vote required to amend the Restated Certificate of Incorporation will make it more difficult for a significant stockholder to make changes in the Restated Certificate of Incorporation, including changes designed to facilitate a business combination or the exercise of control over the Company. The requirement for a super-majority vote would apply to any stockholders' amendment of the Restated Certificate of Incorporation at any time, whether or not related to a business combination or the acquisition of control.

     THE COMPANY RECOMMENDS VOTING "FOR" PROPOSAL NO. 4.

                  PROPOSAL NO. 5 -- AMENDMENT TO SECTION 5 OF
            THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY

     The Board of Directors of the Company has approved an amendment to Section 5 of the Restated Certificate of Incorporation providing that directors may only be removed from office for cause and by the affirmative vote of at least 66 2/3% of the shares entitled to vote in the election of directors, and has directed that such amendment be submitted to the stockholders for approval. If Proposal No. 5 is approved by a majority of the outstanding shares of Common Stock, Section 5 of the Restated Certificate of Incorporation shall be amended to read as follows:

        5. ELECTION OF DIRECTORS. The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors of the Corporation. Members of the Board of Directors may be elected either by written ballot or by voice vote. Any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66 2/3% of the shares entitled to vote in the election of Directors of the Corporation.

     The Restated Certificate of Incorporation does not currently address the removal of directors, and thus, pursuant to Section 141(k) of the Delaware General Corporation Law ("DGCL"), directors may be removed with or without cause by the affirmative vote of a majority of shares entitled to vote in the election of directors. If Proposal No. 5 is approved by the stockholders,
Section 5 of the Restated Certificate of Incorporation will be amended to provide that directors may only be removed for cause and by the affirmative vote of at least 66 2/3% of the shares entitled to vote in the election of directors.

     The Board of Directors recognizes that hostile acquirors often attempt to gain control of public companies by acquiring significant minority positions with the intent of electing their own slate of directors. Although such hostile acquirors may hold only a minority interest in the outstanding capital stock, they may be able to obtain control of a majority of such public company's board of directors through a proxy contest or otherwise. This proposed amendment will preclude a third party from removing incumbent directors without cause and simultaneously gaining control of the Board by filling, with its own nominees, the vacancies created by removal. Proposal No. 5, however, will not prevent stockholders from removing a director for misconduct or wrongful acts, and it will not limit stockholders' ability to elect directors on an annual basis.

     Stockholders should note that certain disadvantages may result from the approval of this Proposal No. 5. For example, if approved by the stockholders, the proposed amendment to Section 5 of the Restated Certificate of Incorporation will make it much more difficult for stockholders who oppose the policies of the Board of Directors to remove directors; such stockholders will be required to either (i) show cause and obtain the requisite super-majority vote for removal, or (ii) wait until the next annual meeting of stockholders for the election of directors. In addition, if this proposed amendment is adopted, early success of a person in an attempt to take control of the Board of Directors could be thwarted by incumbent directors by increasing the size of the Board of Directors and appointing persons holding views consistent with incumbent directors to fill such vacancies. This prospect could have a deterrent effect on attempts by third parties or existing shareholders to seek control of the Board of Directors.

     Proposal No. 5 is contingent upon stockholder approval of Proposal No. 4. If Proposal No. 4 is not approved, Proposal No. 5 shall be removed from consideration by stockholders, and shares voted for Proposal No. 5 shall have no effect.

     THE COMPANY RECOMMENDS VOTING "FOR" PROPOSAL NO. 5.

                  PROPOSAL NO. 6 -- AMENDMENT TO SECTION 8 OF
            THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY

     The Board of Directors of the Company has approved an amendment to Section 8 of the Restated Certificate of Incorporation providing that stockholders may make, amend or repeal the By-Laws only by the affirmative vote of at least
66 2/3% of the shares entitled to vote in the election of directors, and has directed that such amendment be submitted to the stockholders for approval. If Proposal No. 6 is approved by a majority of the outstanding shares of Common Stock, Section 8 of the Restated Certificate of Incorporation shall be amended to read as follows:

        8. ADOPTION, AMENDMENT AND/OR REPEAL OF BY-LAWS. The Board of Directors may from time to time make, alter or repeal the By-laws by a vote of the majority of the entire Board of Directors that would be in office if no vacancy existed, whether or not present at a meeting; PROVIDED, HOWEVER, that any By-laws made, amended or repealed by the Board of Directors may be amended or repealed, and any By-laws may be made, by the stockholders of the Corporation by the affirmative vote of at least 66 2/3% of the shares entitled to vote in the election of Directors of the Corporation.

     Section 8 of the Restated Certificate of Incorporation currently provides that By-laws may be made, amended or repealed by either (i) a vote of a majority of the Board of Directors, or (ii) a majority of the shares of stock of the Company entitled to vote in the election of directors. If Proposal No. 6 is approved by the stockholders, Section 8 of the Restated Certificate of Incorporation will be amended to provide that stockholders may make, amend or repeal By-laws only by the affirmative vote of at least 66 2/3% of the shares entitled to vote in the election of directors. Proposal No. 6 will not affect the ability of directors to make, amend or repeal By-laws.

     Proposal No. 6 is designed to limit stockholders' ability to change the provisions of the By-laws without broad support from the Company's other voting stockholders. The Board of Directors believes that such an amendment will provide a degree of stability and continuity and that it is in the best interests of the Company. However, the increase in the stockholder vote required to amend the By-laws will make it more difficult for a significant stockholder to make changes in the By-laws, including changes designed to facilitate a business combination or the exercise of control over the Company. The requirement for a super-majority vote would apply to any stockholders' amendment of the By-laws at any time, whether or not related to a business combination or the acquisition of control.

     Proposal No. 6 is contingent upon stockholder approval of Proposal No. 4. If Proposal No. 4 is not approved, Proposal No. 6 shall be removed from consideration by stockholders, and shares voted for Proposal No. 6 shall have no effect.

     THE COMPANY RECOMMENDS VOTING "FOR" PROPOSAL NO. 6.

                PROPOSAL NO. 7 -- AMENDMENT ADDING SECTION 10 TO
            THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY

     The Board of Directors of the Company has approved an amendment adding
Section 10 to the Restated Certificate of Incorporation providing that action to be taken by the stockholders of the Company must be effected at an annual or special stockholders' meeting and not by written consent, and has directed that such amendment be submitted to the stockholders for approval. If Proposal No. 7 is approved by a majority of the outstanding shares of Common Stock, Section 10 will be added to the Restated Certificate of Incorporation, and shall read as follows:

        10. SHAREHOLDER ACTION. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by a consent in writing of any such holders.

     Pursuant to Section 228(a) of the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken at an annual or special meeting of stockholders of a corporation may be taken without a meeting if a written consent, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes required to authorize or take such action. If Proposal No. 7 is approved by stockholders, the Restated Certificate of Incorporation will be amended to eliminate the right of stockholders to act by written consent, and all stockholder actions must be taken at an annual or special meeting.

     Action by written consent may, in some circumstances, permit the taking of stockholder action opposed by the Board of Directors more rapidly than would be possible if a meeting of stockholders were required. By requiring that all matters to be acted upon by stockholders be brought before an annual or special meeting, Section 10 of the Restated Certificate of Incorporation will enable management to review and evaluate any such proposals, and will provide all stockholders with the opportunity to vote thereon. The Board of Directors believes that it is important that it be able to give advance notice of and consideration to any such action, and that stockholders be able to discuss at a meeting matters which may affect their rights. However, Proposal No. 7, if adopted, will prohibit stockholders who oppose the policies of the Board of Directors from taking action by written consent, and will require that any such action be taken at a duly called meeting of the stockholders.

     THE COMPANY RECOMMENDS VOTING "FOR" PROPOSAL NO. 7.

               PROPOSAL NO. 8 -- INCREASE IN SHARES AVAILABLE FOR
          GRANT UNDER THE AMENDED AND RESTATED 1994 STOCK OPTION PLAN

     The Board of Directors of the Company has approved an amendment to the Amended and Restated 1994 Stock Option Plan (the "1994 Plan") to make an additional 100,000 shares of Common Stock available for issuance pursuant thereto, and has directed that such amendment to the 1994 Plan be submitted to the stockholders for approval.

     The 1994 Plan was initially adopted in 1994, and an aggregate of 219,176 shares of Common Stock were reserved for issuance pursuant thereto. The 1994 Plan was then amended and restated in 1996, and an additional 200,000 shares of Common Stock were reserved for issuance pursuant thereto, for a total of 419,176 shares. If Proposal No. 8 is approved by the stockholders, an aggregate of 519,176 shares will be reserved for issuance under the 1994 Plan.

     As of April 16, 1997, there were 115,876 shares of Common Stock available for issuance under the 1994 Plan. In the opinion of the Board of Directors, it is appropriate to consider amending the 1994 Plan to increase such number of shares available for issuance. Accordingly, the Board of Directors has approved an amendment to the 1994 Plan to make an additional 100,000 shares available for issuance, and has directed that such amendment be submitted to the stockholders of the Company for approval.

     The following table sets forth the stock options granted to the persons set forth below pursuant to the 1994 Plan in fiscal 1998. As previously discussed, the stock options referenced below were granted with exercise prices above the then current market price. Non-executive directors are not eligible to participate in the 1994 Plan.

                               NEW PLAN BENEFITS
                  AMENDED AND RESTATED 1994 STOCK OPTION PLAN

           NAME AND POSITION               NUMBER OF UNITS
----------------------------------------   ---------------
Armand Shapiro
  Chairman of the Board and Chief
  Executive Officer.....................        16,500
Jack E. Lewis
  President and Chief Operating
  Officer...............................        13,500
Jane L. Arbuthnot
  Chief Financial Officer and
  Secretary.............................         5,000
David S. Hensley
  Vice President -- General Merchandise
  Manager...............................         5,000
Dennis R. Dye
  Vice President -- Chief Information
  Officer...............................         5,000
Executive Group.........................        50,000

     The 1994 Plan is administered by the Company's Compensation Committee which is comprised of directors who are not eligible to participate in the 1994 Plan. All named executive officers and other key employees of the Company or any subsidiary of the Company are eligible for selection to participate in the 1994 Plan. Directors of the Company who are not regular employees of the Company are not eligible to participate in the 1994 Plan. Each option granted under the 1994 Plan shall have a term selected by the Compensation Committee.

     No incentive or non-qualified stock option is exercisable more than thirty days from the date of the optionee's termination of employment with the Company for any reason other than death. If such termination of employment is due to the death of the employee, the optionee's estate or the beneficiaries thereto shall be entitled to exercise the option for a period of one year from the date of the optionee's death.

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     In the case of incentive stock options, the purchase price payable upon the exercise of an option is at least equal to the fair market value of the stock on the date the option is granted. The exercise price of a non-qualified stock option need not be equal to the fair market value of the stock at the date of grant, but may be granted with an exercise price as the Compensation Committee may determine. Additionally, the grant of incentive stock options to an employee owning over 10% of the voting stock of the Company must be at an exercise price of not less than 110% of the fair market value of the stock on the date of grant.

     Grants of incentive or non-qualified stock options to the named executive officers shall be made at the fair market value of the Common Stock on the date of grant, and the Company intends for such options to be performance based options which are granted by the Compensation Committee.

     The 1994 Plan may be amended by the Board of Directors, although certain amendments would require stockholder approval. The 1994 Plan will terminate in April 2004, unless earlier terminated by the Board.

     THE COMPANY RECOMMENDS VOTING "FOR" PROPOSAL NO. 8.

          PROPOSAL NO. 9 -- AMENDMENT OF EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors of the Company has approved an amendment to Section 4 of the Garden Ridge Corporation Stock Purchase Plan (the "Purchase Plan") reducing the eligibility requirements for participation in the Purchase Plan from two (2) years of employment with the Company to one (1) year of employment, and has directed that such amendment be submitted to the stockholders for approval. If Proposal No. 9 is approved by the stockholders, Section 4 of the Purchase Plan shall be amended to read as follows:

        4. ELIGIBILITY. No right to purchase shares of Common Stock shall be granted hereunder to a person who is not an employee of Garden Ridge or a subsidiary corporation or parent corporation now existing or hereafter formed or acquired. As used in the Plan, the terms "parent corporation" and "subsidiary corporation" shall have the meanings respectively given to such terms in Sections 424(e) and 424(f) of the Code. Each Offering shall be made to all employees of Garden Ridge and/or all employees of such parent and/or subsidiary corporations as are designated by the Committee, excluding: (i) employees whose customary employment is 20 hours or less per week or not more than five months in any calendar year; (ii) employees who have been employed less than one year as of the effective date of an Offering hereunder; and (iii) any employee who, immediately after the grant of a right to purchase shares pursuant to an Offering, owns capital stock possessing 5% or more of the total combined voting power or value of all classes of stock of Garden Ridge (in determining stock ownership of an individual, the rules of Section 424(d) of the Code shall be applied; shares that the employee may purchase under outstanding rights of purchase and options shall be treated as stock owned by him or her; and the Committee and the Administrator may rely on representations of fact made to them by the employee and believed by them to be true). Hereinafter, "Eligible Employee" refers to employees who meet the eligibility criteria of this
        Section 4 with respect to the Offering in question.

     Section 4 of the Purchase Plan currently excludes employees who have been employed by the Company for less than two years from participation in an offering of Common Stock under the Purchase Plan. Proposal No. 9, if approved by the stockholders, will reduce such eligibility requirement to one year employment with the Company, but will have no other effect on the Purchase Plan, including the other restrictions on participation set forth therein. There are currently 408 employees eligible for participation in the Purchase Plan, and if Proposal No. 9 is approved by the stockholders, an additional 797 employees will become eligible for participation.

     The purpose of the Purchase Plan is to provide the Company's employees with a strong incentive for individual activity and contribution to assure the future growth of the Company by enabling such employees to acquire shares of the Company's Common Stock. The Board of Directors believes that an amendment to

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
Section 4 of the Purchase Plan expanding the number of eligible employees will benefit the Company by providing such incentives to additional full-time employees.

     The Purchase Plan is administered by the Compensation Committee. The Compensation Committee has full authority to interpret and apply the terms of the Purchase Plan, including the power to determine: (i) when each offering of rights to purchase shares of Common Stock ("Offering") shall be made pursuant to the Purchase Plan; (ii) the duration of each Offering (the "Purchase Period"); (iii) the date on which the Purchase Period for each Offering shall begin and end; (iv) the total number of shares subject to each Offering; and (v) the purchase price of shares subject to each Offering.

     The Company maintains a payroll deduction account for each participating employee. With respect to any Offering made under the Purchase Plan, an eligible employee may authorize a payroll deduction of any whole percentage, up to a maximum of ten percent, of the compensation he or she receives during the Purchase Period; provided, however, that no employee may purchase shares of Common Stock pursuant to the Purchase Plan in excess of an annual rate of $25,000 in fair market value. At any time prior to the end of an applicable Purchase Period, a participating employee may decrease the amount of his or her payroll deduction; provided, however, that no participant shall be entitled to decrease his or her payroll deduction more than twice during any Purchase Period.

     A participating employee may at any time and for any reason withdraw the entire cash balance then accumulated in his or her payroll deduction account and thereby withdraw from participation in an Offering. Upon withdrawal, the employee shall cease to be eligible to participate in the Offering pursuant to which withdrawn funds were withheld; provided, however, any employee subject to
Section 16 of the Exchange Act, shall cease to be eligible to participate in any Offering until six months after such withdrawal. Partial withdrawals will not be permitted.

     The purchase price for each share of Common Stock purchased pursuant to the Purchase Plan shall not be less than an amount which is not less than 85% of the fair market value of such share at the time that the right to purchase is exercised.

     As of the last day of the Purchase Period, the payroll deduction account for each participating employee shall be totaled, and the employee shall purchase, without any further action, the maximum whole number of shares of Common Stock that can be purchased with the funds in such account. Fractional shares shall not be issued, and the cash balance, if any, remaining in each participating employee's payroll deduction account at the end of each Purchase Period shall remain in such account and be available for the purchase of shares in subsequent Offerings.

     No person entitled to purchase Common Stock under the Purchase Plan shall have any rights or privileges of a stockholder of the Company in respect of any shares of stock that may be purchased under the Purchase Plan until certificates representing such shares shall have been issued and delivered.

     Contributions to the Purchase Plan will be included in the participating employee's taxable income and will not be tax deductible, and an employee's purchase of stock through the Purchase Plan will not result in the recognition of income for tax purposes, nor will it result in an income tax deduction for the Company. When an employee sells shares acquired under the Purchase Plan at least two years after the date on which such shares were acquired, the employee will recognize ordinary income equal to the lesser of (i) fifteen percent of the fair market value of the shares on the first date of the respective Purchase Period, or (ii) the amount by which the fair market value of the shares at the time of sale exceeded the price paid by the employee. If the amount received upon such a disposition exceeds the fair market value of the shares on the first date of the respective Purchase Period, then the excess will be characterized as a long-term capital gain. If the participating employee has incurred a loss in connection with such a disposition, then the participating employee will realize no ordinary income, and the loss will be a long-term capital loss. If an employee sells shares before the expiration of the two-year holding period, the employee will recognize ordinary income equal to the difference between the fair market value of the shares on the date such shares were acquired and the price paid by the employee. The employee will have a capital gain or loss to the extent of the difference, if any, between the amount received upon sale and fair market value of the shares on the date such shares were acquired. Such capital gain or loss will be long-term or short-term depending on whether

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
or not the shares were held for more than one year from the applicable date such shares were acquired. The Company is not entitled to a deduction for amounts taxed as ordinary income in cases where an employee realizes ordinary income by reason of a sale of the shares before the expiration of the two-year holding period described above.

     THE COMPANY RECOMMENDS VOTING "FOR" PROPOSAL NO. 9.

               PROPOSAL NO. 10 -- RATIFICATION AND APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected Arthur Andersen LLP as its independent public accountants to audit the accounts of the Company for the fiscal year ending January 25, 1998. Arthur Andersen LLP has advised the Company that it will have a representative in attendance at the Annual Meeting who will respond to appropriate questions presented.

     Management recommends that the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending January 25, 1998, be ratified by the stockholders. Unless otherwise specified, all properly executed proxies received by the Company will be voted for such ratification at the meeting or any adjournment thereof.

     THE COMPANY RECOMMENDS VOTING "FOR" PROPOSAL NO. 10.

                              CERTAIN TRANSACTIONS

     The Company has used and will continue to use, as it deems appropriate, Neon Electric Corporation for the design, construction and installation of its signs. In fiscal 1997, the Company paid Neon Electric Corporation $996,024 for its services. Sherman Hink, the spouse of Phyllis Cohen Hink, Vice President -- Human Resources and Operations of the Company, is the owner of Neon Electric Corporation. The Company believes these services were on terms at least as favorable to the Company as those which could have been obtained elsewhere.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company does not believe that any reporting person failed to file on a timely basis reports required by Section 16(a) of the Exchange Act.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters than those described above which are likely to come before the Annual Meeting. If any other matters properly come before the meeting, persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment on such matters.

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
               PROPOSALS AND NOMINATIONS FOR NEXT ANNUAL MEETING

     Any proposals of holders of Common Stock of the Company intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 1998 must be received by the Company, addressed to the Secretary of the Company, 19411 Atrium Place, Suite 170, Houston, Texas 77084, no later than January 25, 1998, to be included in the proxy statement relating to that meeting.

                                          By Order of the Board of Directors
                                          Jane L. Arbuthnot, SECRETARY

April 25, 1997

     THE COMPANY WILL FURNISH WITHOUT CHARGE ADDITIONAL COPIES OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 26, 1997 TO INTERESTED SECURITY HOLDERS ON REQUEST. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBITS DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY'S FURNISHING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE SECRETARY AT THE COMPANY'S ADDRESS PREVIOUSLY SET FORTH.

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